Exhibit 10(ii)

ACQUISITION AGREEMENT

THIS ACQUISITION AGREEMENT (the “Agreement”) is entered into as of December 30, 2002 by and among Eagle Capital, LLC, a Missouri limited liability company (“Purchaser”), Marshall & Ilsley Corporation, a Wisconsin corporation (“M&I”), and Mississippi Valley Capital Company, a Missouri corporation (“MVCC”), (hereinafter M&I and MVCC are collectively referred to as “Seller”).

RECITALS

WHEREAS, M&I is (i) the owner of an equity investment in Hillstreet Fund II (the “Investment”), and (ii) the sole limited partner in and owner of one hundred percent (100%) of the limited partnership interest (“Partnership Interest”) in Eagle Fund I, L.P., a Missouri limited partnership (“Eagle Fund”); and

WHEREAS, MVCC is the owner of certain assets, including but not limited to, one hundred percent (100%) of the membership interest (the “LLC Interest”) in Eagle Fund, L.L.C., a Missouri limited liability company (“LLC”); and

WHEREAS, Purchaser desires to purchase, and Seller desires to sell the Investment, all of the Partnership Interest and certain assets of MVCC set forth herein, including the LLC Interest, upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the terms, conditions and mutual covenants herein contained, it is agreed as follows:

1.	PURCHASE AND SALE; CLOSING

1.1	Purchase and Sale of Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser agrees to purchase from Seller, and Seller agrees to sell to Purchaser, all of the assets described on Schedule 1.1 attached hereto (the “Assets”). Notwithstanding anything herein to the contrary, the parties understand and agree that all equity investments or other ownership interests of Eagle Fund in Bakers Footwear Group, Inc., Haystack Toy Company, Physicians Edge, Inc., and Partner Communications & Services, Inc. will be excluded from the sale and will be transferred to M&I in the form of a partnership distribution on or prior to the Closing Date (the “Excluded Asset”).

1.2	Excluded Liabilities. Except for the liabilities and obligations specifically listed on Schedule 1.2 attached hereto (the “Assumed Liabilities”), it is expressly understood that Purchaser shall not assume, pay or be liable for any liability or obligation of Seller, Eagle Fund or LLC of any kind or nature at any time existing or asserted, whether, known, unknown, fixed, contingent or otherwise, including, but not limited to responsibilities and obligations of MVCC under written commitments to Thompson Street Capital Management LLC and Mortgage Acquisition Partners.

1.3	Purchase Price. The purchase price for the Assets will be equal to the aggregate book value of the Assets as set forth on Schedule 1.3 attached hereto (the “Purchase Price”). The Purchase Price paid at Closing will be increased for any accrued and unpaid interest for the Assets from November 30, 2002 through the Closing Date or decreased for any accrued interest that is distributed prior to Closing.

1.4	Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 8.1, and subject to the satisfaction or waiver of the conditions set forth in Article 6, the purchase and sale of the Assets (the “Closing”) will take place at 10:00 a.m. local time on January 15, 2003 or, if later, the second business day immediately following the date on which the last of the conditions set forth in Article 6 hereof is satisfied or waived (the “Closing Date”), at the offices of M&I, or at such other place and time as the parties shall agree.

1.5	Closing Obligations. At the Closing:

(a)	Seller will deliver to Purchaser:

(i)	a Bill of Sale, Assignment and Assumption Agreement, in the form attached hereto as Exhibit A;

(ii)	evidence that MVCC has changed its name (or the fully executed documentation required to change its name); and

(iii)	a certificate executed by Seller representing and warranting to Purchaser that (1) Seller has satisfied the conditions set forth in Section 6.2(a), and (2) Seller has performed in all material respects each of the obligations under this Agreement required to be performed by it at or prior to the Closing Date.

(b)	Purchaser will deliver to Seller:

(i)	the Purchase Price; and

(ii)	a certificate executed by Purchaser representing and warranting to Seller that (1) Purchaser has satisfied the conditions set forth in Section 6.3(a), and (2) Purchaser has performed in all material respects each of the obligations under this Agreement required to be performed by it at or prior to the Closing Date.

2.	REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser as follows:

2.1	Organization and Capitalization. MVCC is a corporation organized under the laws of the State of Missouri, and based solely on a certificate from the Missouri Secretary of State, dated December 11, 2002, MVCC is in good standing and has filed its most recent required annual report and has not filed articles of dissolution with the Missouri Secretary of State. Eagle Fund is a limited partnership organized under the laws of the State of Missouri, and based solely on a certificate from the Missouri Secretary of State, dated December 11, 2002, in good standing under the laws of the State of Missouri. LLC is a limited liability company organized under the laws of the State of Missouri, and based solely on a certificate from the Missouri Secretary of State, dated December 11, 2002, in good standing under the laws of the State of Missouri. LLC is the sole general partner of Eagle Fund, and M&I is the sole limited partner of Eagle Fund. M&I is the lawful record and beneficial owner of all of the Partnership Interest and MVCC is the lawful record and beneficial owner of all of the LLC Interest. Since October 1, 2002, M&I has not created or incurred any liens, title claims, encumbrances or security interests affecting any of the Assets, and to the best knowledge of Seller, since October 1, 2002, Seller has not received notice of any liens, title claims, encumbrances or security interests affecting the Assets. Since October 1, 2002, neither MVCC, Eagle Fund nor LLC have filed articles of dissolution or a certificate of termination, as the case may be, with the Missouri Secretary of State.

2.2	Authority. Seller has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement, and the consummation by Seller of the transactions contemplated hereby, have been, or will be, duly authorized by and approved by all necessary corporate action on the part of Seller and, no other corporate action on the part of Seller is, or will be, necessary to authorize the execution and delivery by Seller of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and, assuming due and valid authorization, execution and delivery hereof by Purchaser, constitutes a valid and binding obligation of Seller, enforceable against it in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity.

2.3	Consents and Approvals; No Violations.

(a)	Except for the consents and approvals set forth in Section 2.3(a) of the Disclosure Schedule, no consents or approvals of, or filings, declarations or registrations with, any United States federal administrative or regulatory agency or commission or other federal governmental authority or instrumentality are necessary for the consummation by Seller of the transactions contemplated hereby, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to have, in the aggregate, a material adverse effect on the Assets.

(b)	Neither the execution and delivery of this Agreement by Seller nor the consummation by Seller of the transactions contemplated hereby, nor compliance by Seller with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the articles of incorporation, bylaws or other organizational documents of Seller or (ii) assuming that the authorizations, consents and approvals referred to in Section 2.3(a) are duly obtained in accordance with applicable law, (x) violate any applicable law, statute or regulation of the United States applicable to Seller or the Assets, (y) violate any statute code, ordinance, rule, regulation judgment, order, writ, decree of injunction applicable to Seller or the Assets, or (z) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien upon any of the properties or assets of M&I under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which M&I is a party, or by which it or any of its respective properties or assets may be bound or affected, except, in the case of clause (ii) above, for such violations, conflicts, breaches, defaults, losses, terminations of rights thereof, accelerations or lien creations which, in the aggregate, would not reasonably be expected to have a material adverse effect.

2.4	Broker’s Fees. Neither Seller nor any of its respective officers or directors has employed any financial advisor, broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated hereby.

2.5	Litigation. To the best knowledge of Seller, since October 1, 2002, there have been no claims, suits, actions, proceedings, arbitrations, or investigations filed or threatened against or otherwise relating to or affecting any Asset or which would prevent or hinder the consummation of the transactions contemplated by this Agreement. To the best knowledge of Seller, since October 1, 2002, Seller has not received notice of any judgment, order, decree, or other direction of any governmental entity which would affect any Asset or prevent or hinder the consummation of the transactions contemplated by this Agreement.

2.6	Absence of Certain Changes. Since October 1, 2002, (i) no events have occurred which had, or could reasonably be expected to have a material adverse effect on the Assets, and (ii) Seller has not taken any action that would be prohibited under Section 4.1 after the date of this Agreement.

2.7	Tax Returns and Tax Payments.

(a)	Since October 1, 2002, MVCC, Eagle Fund and their subsidiaries have filed any and all federal, state, local or foreign income tax returns, declarations, reports or other statements required to be filed. All Taxes relating to MVCC, Eagle Fund and any of their subsidiaries in respect of periods beginning after October 1, 2002, if due and payable, have been timely paid.

(b)	As used in this Agreement, “Taxes” shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, employment, withholding, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign.

3.	REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as follows:

3.1	Organization. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Missouri, with all requisite limited liability company power and authority to carry on the business in which it is engaged and to own the properties it owns.

3.2	Authority. The Purchaser has all necessary limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Purchaser of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized and approved by all necessary action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser, and, assuming due and valid authorization, execution and delivery hereof by Seller, is a valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity.

3.3	Consents and Approvals: No Violation.

(a)	Except for the consents and approvals set forth in Section 2.3(a) of the Disclosure Schedule, no consents or approvals of, or filings, declarations or registrations with, any governmental entity are necessary for the consummation by Purchaser of the transactions contemplated hereby, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to have, in the aggregate, a material adverse effect.

(b)

Neither the execution and delivery of this Agreement by Purchaser, nor the consummation by Purchaser of the transactions contemplated hereby, nor compliance by Purchaser with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the articles of organization or operating agreement of Purchaser, or (ii) assuming that the authorizations, consents and approvals referred to in Section 2.3(a) are obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Purchaser or any of its respective properties or assets, or (y) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien upon any of the respective properties or assets of Purchaser under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Purchaser is a party, or by which it or any of its respective properties or assets may be bound or affected, except, in the case of clause (ii) above, for such violations, conflicts, breaches, defaults, losses, terminations of rights thereof, accelerations or lien creations which, in the aggregate, would not reasonably be expected to have a material adverse effect.

3.4	Broker’s Fees. Neither Purchaser nor any of its respective officers or directors has employed any financial advisor, broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated hereby.

4.	COVENANTS

4.1	Conduct of Businesses Prior to the Closing. Except as expressly contemplated or permitted by this Agreement, or as required by applicable law, rule or regulation, during the period from the date of this Agreement through the Closing, unless Purchaser otherwise agrees in writing, MVCC and Eagle Fund shall, and shall cause their respective subsidiaries to, in all material respects, (i) conduct its business in the usual, regular and ordinary course consistent with past practice and (ii) use all reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees. Without limiting the generality of the foregoing, and except as expressly contemplated or permitted by this Agreement, or as required by applicable law, rule or regulation, during the period from the date of this Agreement through the Closing, MVCC and Eagle Fund shall not, nor shall they permit any of their respective subsidiaries to, without the prior written consent of Purchaser:

(a)	(i) except as set forth in Section 1.1 hereof, issue, sell, grant, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (A) any its securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any of its securities, or any rights, warrants, option, calls, commitments or any other agreements of any character to purchase or acquire any of its securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any its securities or (B) any other securities in respect of, in lieu of, or in substitution for, any shares of its capital stock outstanding on the date hereof; (ii) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding securities; (iii) split, combine, subdivide or reclassify any shares of its securities; or (iv) declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution, in respect of any shares of its capital stock or otherwise make any payments to its stockholders or partners in their capacity as such;

(b)	incur any indebtedness for borrowed money or guarantee any such indebtedness or make any loans, advances or capital contributions to, or investments in, any other person;

(c)	sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any person other than a direct or indirect wholly owned subsidiary, or cancel, release or assign any indebtedness to any such person or any material claims held by any such person, except in each case pursuant to contracts or agreements in force at the date of this Agreement;

(d)	make any material acquisition or investment in a business either by purchase of stock or securities, merger or consolidation, contributions to capital, property transfers, or purchases of any property or assets of any other person, or purchase or enter into any agreement to purchase equipment, materials, supplies, or services for a material amount;

(e)	amend its articles of incorporation, bylaws or similar governing documents;

(f)	change any material accounting principle used by it, except for such changes as may be required to be implemented following the date of this Agreement pursuant to GAAP;

(g)	take any action that would, or is reasonably likely to, result in any of its representations and warranties in this Agreement becoming untrue, or in any of the conditions to the consummation of the transactions contemplated hereby set forth in Article 7 not being satisfied;

(h)	except in the ordinary course of business and consistent with past practice, make any tax election or settle or compromise any federal, state, local or foreign income tax liability;

(i)	waive or fail to enforce any provision of any confidentiality or standstill agreement to which it is a party; or

(j)	make any commitment to take any of the actions prohibited by this Section 4.1.

5.	ADDITIONAL AGREEMENTS

5.1	Expenses. Except as specifically contemplated herein, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

5.2	Public Announcements. Purchaser and Seller will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange.

5.3	Notification of Certain Matters. Seller shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to Seller, of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect on or prior to the Closing Date, and (ii) any material failure of Seller, on the one hand, or Purchaser, on the other hand, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by them hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.3 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

5.4	Access to Information. Purchaser hereby acknowledges that it has, and Seller hereby agrees that it shall continue to afford the officers, employees, accountants, counsel and other representatives of Purchaser with, reasonable access to MVCC’s, Eagle Fund’s and their subsidiaries’ properties, books, contracts, commitments, records and all other information concerning their businesses, properties and personnel as Purchaser may reasonably request prior to the Closing Date.

5.5	Small Business Investment Company License. Upon the date hereof, Seller hereby agrees that Purchaser may commence obtaining the consent of the U.S. Small Business Administration to the transfer of the control of the Small Business Investment Company License owned by Eagle Fund.

5.6	Further Assurances.

(a)	Subject to the terms and conditions of this Agreement, Seller, on the one hand, and Purchaser, on the other hand, shall, and shall cause their respective subsidiaries to, use all reasonable efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such parties or their subsidiaries with respect to the transactions contemplated hereby and, subject to the conditions set forth in Article 6 hereof, to consummate the transactions contemplated hereby as promptly as practicable, and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any governmental entity and any other third party which is required to be obtained by them or any of their respective subsidiaries in connection with the transactions contemplated hereby, and to comply with the terms and conditions of any such consent, authorization, order or approval.

(b)	Subject to the terms and conditions of this Agreement, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated hereby, including, without limitation, using all reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby and using all reasonable efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages.

(c)	The parties acknowledge that third parties may not fully and immediately appreciate the consequences of the transaction herein contemplated, and Seller and Purchaser each agree to remit promptly to the other any payments received by such party which are properly for the account of the other.

5.7	Additional Agreements. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement or to vest Purchaser with full title to all of the Assets, the proper officers and directors of each party to this Agreement and their respective subsidiaries shall take all such necessary action as may be reasonably requested by Purchaser.

5.8	Office Space. Seller shall provide Scott D. Fesler with office space rent-free for the continued operation of MVCC and Eagle Fund at 13205 Manchester Road, or comparable space in the St. Louis metropolitan area, for a period of one year after the Closing Date.

5.9	Continuation of Benefits. For a period of one year after the Closing Date, Seller will provide Scott D. Fesler with health and dental insurance benefits on the same basis as other full-time employees of M&I. After January 31, 2003 (Mr. Fesler’s termination date), Seller will provide Mr. Fesler with six (6) months of salary continuation payments, or a total of $46,750.00 based on Mr. Fesler’s current annual salary of $93,500.00, payable in the same manner as Mr. Fesler currently receives his salary payments. The salary continuation payments will be made in lieu of any other separation or severance benefits that Mr. Fesler may be entitled to receive from Seller or its affiliates, and all other benefits sponsored by the Seller or its affiliates, other than those expressly provided herein, shall cease on Mr. Fesler’s termination date. The salary continuation payments will be contingent on Mr. Fesler executing a complete and permanent release.

5.10

Release. Purchaser shall, effective as of the Closing Date, cause Seller and its affiliates to be irrevocably released from, and, if required, Purchaser or its affiliates to be irrevocably substituted in all respects for Seller and Seller’s affiliates in respect of, all obligations of Seller and Seller’s affiliates under any guarantees, indemnities, surety bonds, or letters of credit provided by Seller and Seller’s affiliates in connection with the Assets.

5.11	Tax Proration Method. The Purchaser and Seller hereby agree that, for tax purposes, the “closing of the books” method shall be used to allocate income, gain or loss from the disposition of any investment by Eagle Fund, but that a pro rata daily allocation shall be used for all other types of Eagle Fund’s income or loss.

5.12	Tax Records. The Purchaser hereby agrees to use its best efforts to assist Seller in obtaining the information regarding the tax basis of the equity investments held by MVCC and Eagle Fund, including copies of any K-1s received from entities in which MVCC and Eagle Fund have made equity investments.

6.	CONDITIONS PRECEDENT

6.1	Conditions to Each Party’s Obligation To Effect the Transactions. The respective obligation of each party to effect the transactions contemplated by this Agreement is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)	All governmental consents, orders and approvals required for the consummation of the transactions contemplated hereby shall have been obtained and shall be in effect.

(b)	No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect; provided, however, that the parties hereto shall use their best efforts to have any such injunction, order, restraint or prohibition vacated.

6.2	Conditions to Obligation of Purchaser. The obligation of Purchaser to effect the transactions contemplated hereby is further subject to the following conditions:

(a)	The representations and warranties of Seller set forth in this Agreement shall be true and correct, unless the failure of such representations and warranties to be so true and correct, in the aggregate, has not had and would not reasonably be expected to have a material adverse effect as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

(b)	Seller shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)	Purchaser shall have obtained, with the reasonable assistance of Seller, such licenses, consents, approvals, and authorizations of any third parties as are necessary in connection with the transactions contemplated, including, but not limited, the consent of the U.S. Small Business Administration as described in Section 5.5.

6.3	Conditions to Obligation of Seller. The obligation of Seller to effect the transactions contemplated hereby is further subject to the following conditions:

(a)	The representations and warranties of Purchaser set forth in this Agreement shall be true and correct, unless the failure of such representations and warranties to be so true and correct, in the aggregate, has not had and would not reasonably be expected to have a material adverse effect as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

(b)	Purchaser shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)	Purchaser shall have obtained, with the reasonable assistance of Seller, such licenses, consents, approvals, and authorizations of any third parties as are necessary in connection with the transactions contemplated, including, but not limited, the consent of the U.S. Small Business Administration as described in Section 5.5.

7.	INDEMNIFICATION

7.1	Survival of Representations and Warranties. The representations and warranties of Seller shall survive the Closing Date through the close of business on the first anniversary of the Closing Date, after which date no claim for indemnification or otherwise not theretofore asserted may be brought in respect of any misrepresentation or breach of warranty based on such other representations and warranties. No representations, warranties, covenants, and agreements of any party contained in this Agreement shall be deemed waived or otherwise affected by any investigation or knowledge of the other party.

7.2	Indemnification by Seller. Seller shall indemnify and hold harmless Purchaser, and its affiliates, members, officers, directors, agents, employees, successors and assigns (collectively, “Purchaser Indemnitees”), from any liability, obligations, fines, penalties, losses, settlements, damages, claims, interest, awards and judgments, costs and expenses (including reasonable attorneys’ fees and other reasonable costs and expenses of investigating or contesting any of the foregoing) (collectively, “Losses”), suffered or incurred by any of them for, or arising out of or based upon, or relating to any untruth, inaccuracy, or breach of any representation, warranty, agreement, or covenant of such Seller contained in this Agreement, the schedules relating to this Agreement, or any document or certificate of such Seller referenced in Section 1.5(a)(iii).

7.3	Indemnification by Purchaser. Purchaser shall indemnify and hold harmless Seller, and its affiliates, officers, directors, agents, employees, successors, and assigns from any Losses suffered or incurred by any of them for, or arising out of or based upon, or relating to any untruth, inaccuracy, or breach of any representation, warranty, agreement, or covenant of Purchaser contained in this Agreement, the schedules relating thereto, or any document or certificate of Purchaser referenced in Section 1.5(b)(ii).

7.4	Limitations on Liability. Notwithstanding anything to the contrary contained in this Agreement, no party shall be entitled to indemnification until its aggregate Losses exceed $75,000, at which time such party shall be entitled to indemnification for the full amount of its Losses to the extent such Losses exceed such amount. In no event shall the Losses payable by Seller in the aggregate exceed the Purchase Price and in no event shall any party be entitled to any incidental, consequential, special, exemplary, or punitive damages.

7.5

Third-Party Claims. Within ten (10) days after receipt by a person entitled or claiming to be entitled to indemnification pursuant to Sections 7.2 or 7.3 (“Indemnitee”) of written notice of the commencement of any action or the assertion of any claim, liability or obligation by a third party, against which claim, liability or obligation a person is, or may be, required under Sections 7.2 or 7.3 to indemnify Indemnitee (“Indemnitor”), Indemnitee will, if a claim thereon is to be made against Indemnitor, notify Indemnitor in writing of the commencement or assertion thereof (the “Claim Notice”) and give Indemnitor a copy of such claim, process and all legal pleadings relating thereto. Indemnitor shall have the right to contest and conduct the defense of such action with counsel reasonably acceptable to Indemnitee by giving written notice to Indemnitee of its election to do so within ten (10) days of the receipt of the Claim Notice, and Indemnitee may participate in such defense by counsel of its own choosing at its own expense. If Indemnitee shall be required by final judgment not subject to appeal or by a settlement agreement to pay any amount in respect of any obligation or liability against which Indemnitor has agreed to indemnify Indemnitee under this Agreement, such amount net of any associated Tax benefits plus all reasonable expenses incurred by such Indemnitee in accordance with such obligation or liability (including, without limitation, reasonable attorneys’ fees (other than fees incurred by counsel to Indemnitee employed pursuant to the immediately preceding sentence) and costs of investigations) shall be promptly paid by Indemnitor to Indemnitee, subject to reasonable documentation. Indemnitee shall not settle or compromise any claim, action or proceeding without the prior written consent of Indemnitor, which shall not be unreasonably withheld. Indemnitee shall use reasonable efforts to mitigate any damage, loss, cost, expense, liability or obligation with respect to which it shall be entitled to indemnification hereunder. Failure of Indemnitee to give the Claim Notice to Indemnitor within the ten-day period required hereunder shall not affect Indemnitee’s rights to indemnification hereunder, except if (and then only to the extent that) Indemnitor incurs additional expenses or Indemnitor’s defense of such claim is actually prejudiced by reason of such failure to give timely notice.

7.6	Direct Claims. With respect to claims other than third-party claims, Indemnitee shall use reasonable efforts promptly to notify Indemnitor of such claims, but failure of Indemnitee so to give notice to Indemnitor shall not affect the rights of Indemnitee to indemnification hereunder.

8.	TERMINATION, AMENDMENT AND WAIVER

8.1	Termination. This Agreement may be terminated and abandoned at any time prior to the Closing Date:

(a)	by mutual written consent of Seller and Purchaser; or

(b)	by either Seller, on the one hand, or Purchaser, on the other hand, if any governmental entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and nonappealable; or

(c)	by either Seller, on the one hand, or Purchaser, on the other hand, if the transactions contemplated by this Agreement shall not have been consummated on or before June 30, 2003 (other than due to the failure of the party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed on or prior to the Closing Date); or

(d)	by Purchaser, if any of the conditions set forth in Section 6.2 shall fail to be met and any such failure that is reasonably capable of being cured has not been cured by the date specified in Section 8.1(c); or

(e)	by Seller, if any of the conditions set forth in Section 6.3 shall fail to be met and any such failure that is reasonably capable of being cured has not been cured by the date specified in Section 8.1(c).

8.2	Effect of Termination. In the event of termination of this Agreement by either Seller or Purchaser as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Purchaser or Seller, other than pursuant to the provisions of Section 5.2. Nothing contained in this Section shall, however, relieve any party of liability for any breach of the representations, warranties, covenants or agreements set forth in this Agreement prior to any such termination.

8.3	Amendment. This Agreement may be amended by the parties at any time. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

8.4	Extension; Waiver. At any time prior to the Closing, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

9.	GENERAL PROVISIONS

9.1	Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given when received if delivered personally, on the next business day if sent by overnight courier for next business day delivery (providing proof of delivery), on receipt of confirmation if sent by facsimile, or in 5 business days if sent by U.S. registered or certified mail, postage prepaid (return receipt requested) to the other parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Purchaser to:	Eagle Capital, LLC 13205 Manchester Road St. Louis, Missouri 63131 Attention: Scott D. Fesler Facsimile No.: (314) 543-3377

if to Seller:	Marshall & Ilsley Corporation 770 North Water Street Milwaukee, Wisconsin 53202 Attention: Randall J. Erickson Facsimile No.: (414) 765-7899

9.2	Definitions. For purposes of this Agreement:

(a)	an “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person; and

(b)	“person” means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

9.3	Interpretation. A reference made in this Agreement to a Section, Exhibit or Schedule, shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

9.4	Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

9.5	Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the parties, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. Except as provided in Article 8, this Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies.

9.6	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Missouri regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

9.7	Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties; provided, however, that no such consent shall be required for Seller or any of its affiliates to assign or assume the rights, privileges, duties or obligations of MVCC or Eagle Fund in connection with (i) the transfer and distribution of the Excluded Assets as provided in Section 1.1 of this Agreement, and (ii) the transfer and assumption of the unfunded commitments as provided in Section 5.8 of this Agreement. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

9.8	Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

9.9	Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein, so long as the economic and legal substance of the transactions contemplated hereby are not affected in a manner materially adverse to any party hereto.

IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

EAGLE CAPITAL, LLC

By:	/s/ Scott D. Felser
Name: Scott D. Felser
Title: Member

MARSHALL & ILSLEY CORPORATION

By:	/s/ Dennis J. Kuester
Name: Dennis J. Kuester
Title: President and Chief Executive Officer

MISSISSIPPI VALLEY CAPITAL COMPANY

By:	/s/ Scott D. Felser
Name: Scott D. Felser
Title: President

Exhibit 10(ii)

FIRST AMENDMENT TO ACQUISITION AGREEMENT

THIS FIRST AMENDMENT TO ACQUISITION AGREEMENT (“First Amendment”) is entered into as of January 30, 2003 by and among Eagle Capital, LLC, a Missouri limited liability company (“Purchaser”), Marshall & Ilsley Corporation, a Wisconsin corporation (“M&I”), and Mississippi Valley Capital Company, a Missouri corporation (“MVCC”), (hereinafter M&I and MVCC are collectively referred to as “Seller”).

RECITALS

WHEREAS, Seller and Purchaser entered into an Acquisition Agreement dated as of December 30, 2002 (the “Agreement”); and

WHEREAS, Seller and Purchaser now desire to amend the Agreement to include Purchaser’s acquisition of all of MVCC’s interest in Bakers Footwear Group, Inc. f/k/a Weiss and Neuman Shoe Co. (“Weiss and Neuman”) according to the terms set forth below; and

WHEREAS, terms not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Article 5 of the Agreement shall be amended to include the following provision:

5.13	Weiss and Neuman Investment. The parties understand and agree that Purchaser is acquiring from MVCC all of MVCC’s debt and equity investment and ownership interest in Weiss and Neuman, including, but not limited to, the right to receive a payment (the “Warrant Redemption Payment”) from Weiss and Neuman pursuant to an agreement to redeem an outstanding warrant set forth in Section 1.2 of that certain Subordinated Note dated June 22, 1999 payable by Weiss and Neuman to MVCC. For purposes of the foregoing, the term “Warrant Redemption Payment” shall include the right to receive a payment (including a premium) under any amendment, modification or extension of the warrant and any warrant given in renewal, exchange, replacement or substitution of the warrant. Notwithstanding anything herein to the contrary, the parties agree that if Purchaser receives any of the Warrant Redemption Payment from Weiss and Neuman, then such Warrant Redemption Payment shall be paid to Purchaser and/or M&I as follows:

(i)	If the total of the Warrant Redemption Payment received by Purchaser is equal to or less than One Hundred Thousand Dollars ($100,000), then the entire Warrant Redemption Payment will be retained by Purchaser;

(ii)	If the total of the Warrant Redemption Payment received by Purchaser is greater than One Hundred Thousand Dollars ($100,000), then Purchaser shall pay to M&I that portion of the Warrant Redemption Payment that is greater than One Hundred Thousand Dollars; provided that the total of such payments to M&I shall not exceed Two Hundred Seventy-Five Thousand Dollars ($275,000); and

(iii)	If the Warrant Redemption Payment exceeds Three Hundred Seventy-Five Thousand Dollars ($375,000), then Purchaser shall retain that portion of the Warrant Redemption Payment that is greater than Three Hundred Seventy-Five Thousand Dollars ($375,000).

2.	The parties hereby agree to amend Schedule I of the Agreement by adding the following language:

6.	All of MVCC’s debt and equity investment and ownership interest in Bakers Footwear Group, Inc. f/k/a Weiss and Neuman Shoe Co.

3.	Except as expressly amended by this First Amendment, the Agreement is hereby confirmed and shall remain in full force and effect without impairment or modification.

4.	In the event of any conflict between the Agreement and this First Amendment, the terms of this First Amendment shall govern.

5.	The parties agree that this First Amendment may be transmitted between them by facsimile machine. The parties intend that faxed signatures constitute original signatures and that a faxed copy of the First Amendment containing the signatures (original or faxed) of the parties is binding on the parties.

6.	This First Amendment may be executed in several counterparts, each of which shall be an original, but all of which shall constitute one in the same instrument.

IN WITNESS WHEREOF, each of the parties hereto have caused this First Amendment to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

EAGLE CAPITAL, LLC

By:	/s/ Scott D. Felser
Name: Scott D. Felser Title: Manager

MARSHALL & ILSLEY CORPORATION

By:	/s/ Randall J. Erickson
Name: Randall J. Erickson Title: Senior Vice President and General Counsel

MISSISSIPPI VALLEY CAPITAL COMPANY

By:	/s/ Scott D. Felser
Name: Scott D. Felser Title: President

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